Exhibit 99.1

FOR IMMEDIATE RELEASE

February 8, 2024

Peter Poli

Chief Financial Officer

peter.poli@trackgrp.com

Track Group Reports 1st Quarter Fiscal 2024 Financial Results

NAPERVILLE, ILLINOIS – Track Group, Inc. (OTCQB: TRCK), a global leader in offender tracking and monitoring services, today announced financial results for its fiscal quarter ended December 31, 2023 (“Q1 FY24”). In Q1 FY24, the Company posted (i) total revenue of $9.0 Million (“M”), an increase of approximately 1% over total revenue of $8.9M for the quarter ended December 31, 2022 (“Q1 FY23”); (ii) Q1 FY24 gross profit of $4.2M also representing an increase of approximately 1% over Q1 FY23 of just under $4.2M; (iii) Q1 FY24 operating loss of ($0.2M) compared to Q1 FY23 operating loss of ($0.1M); and (iv) net income attributable to common shareholders of $461 in Q1 FY24 compared to $36,384 in Q1 FY23.

FINANCIAL HIGHLIGHTS

●

Total Q1 FY24 revenue of $9.0M was up 1% compared to Q1 FY23 revenue of $8.9M. Additionally, when compared to the preceding quarter ending September 30, 2023 (“Q4 FY23”), revenues rose by $0.4M, reflecting a 4% increase. This positive performance can be attributed to increased activity among customers in Illinois, Canada, and Brazil, partially offset by decreases in revenue from customers in Puerto Rico, Chile, and Saudi Arabia.

●

Gross Profit rose by 1% ($0.1M), exceeding $4.2M in Q1 FY24 compared to Q1 FY23. When compared to the preceding quarter ending on September 30, 2023 (Q4 FY23), gross profit rose by $0.5M, reflecting a 13% increase. This improvement stems from factors like increased revenue and reduced communication and hardware costs. However, it was partly offset by higher device repair expenses and increased depreciation and amortization.

●

Operating loss in Q1 FY24 of ($0.2M) was up approximately 30% compared to ($0.1M) in Q1 FY23. This rise in Q1 FY24 operating loss is primarily due to higher operating expenses. Nevertheless, when compared to the previous quarter ending on September 30, 2023 (Q4 FY23), the overall operating loss decreased by $0.1M, indicating a 33% improvement.

●

Adjusted EBITDA for Q1 FY24 of $1.1M declined approximately $0.1M compared to $1.2M for Q1 FY23, primarily due to the increase in certain operating expenses. Adjusted EBITDA in Q1 FY24 as a percentage of revenue declined to 12%, compared to 13% for Q1 FY23 for the same reasons. However, when compared to the previous quarter ending on September 30, 2023 (Q4 FY23) Adjusted EBITDA increased by 4%.

●

Cash balance of $3.7M for Q1 FY24 declined 8% compared to $4.1M at September 30, 2023.  The modest decrease in cash position was due to a decrease in net cash provided by operating activities of approximately $1.7M offset by a decrease in net cash used in investing activities of $1.3M.

●

Net income attributable to shareholders in Q1 FY24 was $461 compared to $36,384 in Q1 FY23, a slight decrease principally attributable to a decline in operating income and higher net interest expense, offset by currency exchange gains and a reduction in tax expense.

“In the quarter ending December 31, 2023, we demonstrated a return to growth in revenue and gross profit, surpassing Q1 FY23 and improving even more over the preceding quarter of Q4 FY23. Notably, revenues grew by 4% ($9.0M vs. $8.6M in Q4 FY23), while gross profit experienced a 13% increase ($4.2M vs $3.7M in Q4 FY23), coupled with a reduced operating loss ($0.2M loss vs $0.3M loss in Q4 FY23) and 4% increase in Adjusted EBITDA ($1.1M vs. $1.0M in Q4 FY23). We are optimistic about maintaining and building upon these positive trends throughout the year, expecting continued improvements compared to the same quarter last year and even better results than the immediately preceding quarter. This momentum reflects our dedication to growth and sets a promising tone for the ongoing fiscal year.” said Derek Cassell, Track Group’s CEO.

Business Outlook

Despite previous challenges from supply chain delays, the impact of the Coronavirus, and the phase-out of our 3G-based cellular devices in the U.S., Track Group stands resilient. The demonstrated financial growth witnessed in Q1 FY24 reinforces our confidence in the strategic reinvestment in technology and the implementation of new programs initiated in late FY23. These endeavors position us well for a sustained return to growth throughout FY24. Our outlook for the remainder of FY24 remains optimistic as follows:

	Actual		Outlook
	FY 2022	FY 2023	FY 2024
Revenue:	$37.0M	$34.5M	$37-40M

Adjusted EBITDA Margin:	18.0%	11.1%	17-19%

About Track Group, Inc.

Track Group designs, manufactures, and markets location tracking devices; as well as develops and sells a variety of related software, services, and accessories, networking solutions, and monitoring applications. The Company's products and services are designed to empower professionals in security, law enforcement, corrections, and rehabilitation organizations worldwide with single-sourced offender management solutions that integrate reliable intervention technologies to support re-socialization and monitoring initiatives.

The Company currently trades under the ticker symbol "TRCK" on the OTCQB exchange. For more information, visit www.trackgrp.com.

Forward-Looking Statements

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as "anticipate," "believe," "estimate," "expect," "forecast," "intend," "may," "plan," "project," "predict," "if", "should" and "will" and similar expressions as they relate to Track Group, Inc., and subsidiaries ("Track Group") are intended to identify such forward-looking statements. These statements are only predictions and reflect Track Group's current beliefs and expectations with respect to future events and are based on assumptions and subject to risks and uncertainties and subject to change at any time. Track Group may from time-to-time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see "Risk Factors" in Track Group's annual report on Form 10-K, its quarterly report on Form 10-Q, and its other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. New risks emerge from time to time. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Non-GAAP Financial Measures

This release includes financial measures defined as “non-GAAP financial measures” by the Securities and Exchange Commission including non-GAAP EBITDA. These measures may be different from non- GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. Reconciliations of these non-GAAP financial measures are based on the financial figures for the respective period.

Non-GAAP Adjusted EBITDA excludes items included but not limited to interest, taxes, depreciation, amortization, impairment charges, gains and losses, currency effects, one-time charges or benefits that are not indicative of operations, charges to consolidate, integrate or consider recently acquired businesses, costs of closing facilities, stock based or other non-cash compensation or other stated cash and non-cash charges (the “Adjustments”).

The Company believes the non-GAAP measures provide useful information to both management and investors when factoring in the Adjustments. Specific disclosure regarding the Company’s financial results, including management’s analysis of results from operations and financial condition, are contained in the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2023, and other reports filed with the Securities and Exchange Commission. Investors are encouraged to carefully read and consider such disclosure and analysis contained in the Company’s Form 10-K and other reports, including the risk factors contained in such Form 10-K.

TRACK GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	December 31,	September 30,
Assets	2023	2023
Current assets:
Cash	$3,730,885	$4,057,195
Accounts receivable, net of allowance for credit losses of $298,969 and $178,095, respectively	5,658,004	4,536,916
Prepaid expense and deposits	499,943	610,440
Inventory, net of reserves of $3,772 and $3,772, respectively	970,329	1,286,194
Total current assets	10,859,161	10,490,745
Property and equipment, net of accumulated depreciation of $1,942,870 and $1,920,850, respectively	97,393	115,808
Monitoring equipment, net of accumulated depreciation of $6,863,281 and $6,348,695, respectively	5,146,124	5,187,092
Intangible assets, net of accumulated amortization of $18,138,039 and $17,430,846, respectively	14,063,959	14,157,294
Goodwill	8,061,509	7,851,466
Other assets	2,382,312	2,442,154
Total assets	$40,610,458	$40,244,559

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$3,276,912	$2,796,712
Accrued liabilities	2,664,755	2,571,839
Current portion of long-term debt	228,317	308,417
Total current liabilities	6,169,984	5,676,968
Long-term debt, net of current portion	42,797,352	42,801,165
Long-term liabilities	238,865	259,359
Total liabilities	49,206,201	48,737,492

Commitments and contingencies

Stockholders’ equity (deficit):
Common stock, $0.0001 par value: 30,000,000 shares authorized; 11,863,758 and 11,863,758 shares outstanding, respectively	1,186	1,186
Preferred stock, $0.0001 par value: 20,000,000 shares authorized; 0 shares outstanding	-	-
Series A Convertible Preferred stock, $0.0001 par value: 1,200,000 shares authorized; 0 shares outstanding	-	-
Paid in capital	302,600,546	302,597,115
Accumulated deficit	(309,609,936)	(309,610,397)
Accumulated other comprehensive loss	(1,587,539)	(1,480,837)
Total equity (deficit)	(8,595,743)	(8,492,933)
Total liabilities and stockholders’ equity (deficit)	$40,610,458	$40,244,559

TRACK GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME/(LOSS)

(Unaudited)

	Three Months Ended December 31,
	2023	2022
Revenue:
Monitoring and other related services	$8,674,485	$8,289,782
Product sales and other	292,487	565,909
Total revenue	8,966,972	8,855,691

Cost of revenue:
Monitoring, products and other related services	3,973,989	3,901,994
Depreciation & amortization included in cost of revenue	789,463	773,019
Total cost of revenue	4,763,452	4,675,013

Gross profit	4,203,520	4,180,678

Operating expense:
General & administrative	2,757,887	2,754,521
Selling & marketing	706,531	729,470
Research & development	682,463	589,805
Depreciation & amortization	239,760	247,710
Total operating expense	4,386,641	4,321,506

Operating income (loss)	(183,121)	(140,828)

Other income (expense):
Interest income	48,162	76,222
Interest expense	(486,084)	(495,772)
Currency exchange rate gain	538,945	483,151
Total other income (expense)	101,023	63,601
Income (loss) before income taxes	(82,098)	(77,227)
Income tax expense (benefit)	(82,559)	(113,611)
Net income attributable to common stockholders	461	36,384
Foreign currency translation adjustments	(106,702)	152,246
Comprehensive income (loss)	$(106,241)	$188,630

Net income per share – basic
Net income per common share	$0.00	$0.00
Weighted average common shares outstanding	11,863,758	11,863,758
Net income per share – diluted
Net income per common share	$0.00	$0.00
Weighted average common shares outstanding	11,863,758	11,863,758

TRACK GROUP, INC. AND SUBSIDIARIES

NON-GAAP ADJUSTED EBITDA DECEMBER 31 (Unaudited)

(amounts in thousands, except share and per share data)

	Three Months Ended December 31,
	2023	2022
Non-GAAP Adjusted EBITDA
Net Income (loss) attributable to common shareholders	$-	$36
Interest expense, net	438	420
Depreciation and amortization	1,029	1,021
Income taxes (1)	(83)	(114)
Board compensation	53	137
Foreign exchange (gain)/loss	(539)	(483)
Other charges, net (2)	164	165
Non-GAAP Adjusted EBITDA	$1,062	$1,182
Non-GAAP Adjusted EBITDA, percent of revenue	11.8%	13.3%
Weighted average common shares outstanding - basic	11,863,758	11,863,758
Non-GAAP earnings per share	$0.09	$0.10
Weighted average common shares outstanding - diluted	11,863,758	11,863,758
Non-GAAP earnings per share	$0.09	$0.10

(1)

Currently, the Company has significant U.S. tax loss carryforwards that may be used to offset future taxable income, subject to IRS limitations. However, the Company is still subject to certain state, commonwealth, and other foreign based taxes.

(2)	Other charges may include gains or losses and non-recurring accrual adjustments.